EXHIBIT 99.1

- Summary Translation from the Hebrew version of the 2011 Compensation Plan -

BioCancell Ltd. ("BioCancell")
2011 Compensation Plan – Summary

The purpose of the 2011 Compensation plan (the "Plan") is to provide incentives to employees, directors, officers and consultants (the "Grantees") of BioCancell and of its affiliated companies (as such term is defined under the Plan) in order encourage them to promote BioCancell's and its affiliated companies business and to strengthen the sense of common interest of such individuals with BioCancell and its affiliated companies. The Plan is administered by BioCancell’s board of directors or a committee that was designated by the board of directors for such purpose (the "Administrator").

Under the Plan, BioCancell may grant options to purchase Ordinary Shares, par value NIS 0.01 per share ("Options") under four tracks: (i) Approved 102 capital gains Options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the Israel Tax Ordinance ("ITO"), and granted under the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be ("Approved 102 Capital Gains Options"). The holding period under this tax track is 24 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (ii) Approved 102 Earned Income Options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO ("Approved 102 Earned Income Options"). The holding period under this tax track is 12 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 Options (the Options will not be allocated through a trustee and will not be subject to a holding period) ("Unapproved 102 Options"); and (iv) 3(i) Options (the Options will not be subject to a holding period). These Options shall be subject to taxation pursuant to Section 3(i) of the ITO ("Section 3(i)").

Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to BioCancell employees and directors and the grant of Options under Section 3(i)are granted to BioCancell consultants, and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a relative, (i) the right to at least 10% of the company's issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company's issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company's profits; or (iv) the right to appoint a company's director). Grantees who are not Israeli residents may be granted Unapproved 102 Options or Section 3 (i) Options under the Plan. For such Guarantees, the Administrator, in its sole discretion, may determine that the procedure for exercise of Options will be different than as described in the Plan.

Approved 102 Capital Gains Option and/or Approved 102 Earned Income Options may be granted only following the laps of 30 days from the filings required by the ITO and the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 2003 have been made with the Israeli Tax Authority. The time of grant of the Approved 102 Capital Gains Option and/or Approved 102 Earned Income Option is the date in which BioCancell informs the trustee, in writing, of such grant.  The time of grant of Unapproved 102 Options and Section 3(i) Options is the date in which the employee has signed a grant letter.

BioCancell, in its sole discretion, shall elect under which of the above first three tax tracks, the Options be granted and shall notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) Options.

The number of Ordinary Shares authorized to be issued under the Plan will be proportionately adjusted for any increase or decrease in the number of Ordinary Shares issued as a result of a bonus share, change in BioCancell capitalization (split, combination, reclassification of the stock or other capital change), issuance of rights to purchase Ordinary Shares or payment of a stock dividend. BioCancell will not allocate fraction of Ordinary Shares and the number of Ordinary Shares shall be rounded up to the closest number of Ordinary Shares.

Also, in the event of a (i) merger or consolidation in which BioCancell is not the surviving entity or pursuant to which the other company becomes BioCancell’s parent company or that pursuant to which BioCancell is the surviving company but another entity holds 50% or more of BioCancell voting rights, (ii) an acquisition of all or substantially all of BioCancell Ordinary Shares, (iii) the sale of all or substantially all of BioCancell assets, or (iv) any other event with a similar impact, BioCancell may exchange all of its outstanding Options granted under the Plan that remain unexercised prior to any such transaction for options to purchase shares of BioCancell (or of an affiliated company) following the consummation of such transaction. In the event that the successor company or a parent or subsidiary of the successor company does not provide for such an exchange of Options, all  Options shall become exercisable in full on a date no later than ten (10) days prior to the date of consummation of the transaction, provided that unless otherwise determined by the Administrator, the exercise of all Options that otherwise would not have been exercisable in the absence of a transaction, shall be contingent upon the actual consummation of the transaction.

Unless otherwise determined by the Administrator, the exercise price of an Option granted under the Plan will be the average of the market price of BioCancell's Ordinary Shares during the 22 business days prior to the date on which the board of directors authorized the grant of Options; provided, however, that such exercise price cannot be lower than the par value of the stock, or the market price at the close of the trading day at which it was granted by the board of directors. The exercise price will be specified in the grant letter every Grantee received from BioCancell in which the Grantee notifies of the decision to grant him/her Options under the Plan. If BioCancell declares dividends, the exercise price will be adjusted downward by the dividend amount.

Unless otherwise determined by the Administrator, the Options granted under the Plan may be exercised in 16 equal portions of 6.25% of the total number of Options, at the end of each quarter following the day the Options were granted. The Options may be exercised until the end of the Option Term (as defined below) and as long as the Grantee is employed by BioCancell (or by an affiliated company), or provides service for BioCancell (or affiliated company). The Guarantee may exercise the options during the Option Term upon signing an exercise notice and its delivery, together with the exercise price, to BioCancell and the trustee. The exercise notice will be delivered only on a trading day.

The Administrator may, in its absolute discretion, accelerate the time at which Options granted under the Plan or any portion of which will vest. Unless otherwise determined by BioCancell's board of directors, all Options granted under the Plan will expire ten years following the date of grant, unless terminated earlier (the "Option Term").

Unless otherwise determined by the Administrator, in the event that the Grantee's employment was terminated, the Grantee may exercise that portion of the Options that had vested as of the date of such termination until the end of the specified term in the grant letter or the Plan: (i) in case of a termination not for cause – the guarantee may exercise that portion of the Options that had vested as of the date of such termination upon the earlier of 12 months following the termination, or the end of the Option Term; (ii) in case of a termination for cause – unless otherwise determined by the Administrator, such vested Options may be exercised only until the date of the termination of the employment. The portion of the Options that had not vested at such date will be forfeited and can be re-granted according to the terms of the Plan.

The shares issued pursuant to the exercise of the Options will have similar rights to the Ordinary Shares of BioCancell and will entitle their holders to dividend and any other benefit, of which their record date is pursuant to the shares issuance. In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options, all such additional rights shall be allocated and/or issued to the trustee for the benefit of Guarantee, and shall be held by the trustee for the remainder of the holding period applicable to the Options. Such additional rights shall be treated in accordance with the provisions of the applicable tax track. In the event of a distribution of a cash dividend, the trustee shall transfer the dividend proceeds to the Guarantee after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

As long as the shares issued pursuant to the exercise of the Options are held by the trustee, the Guarantee will be entitled to vote his shares. BioCancell will send notices of general meetings to the trustee who will send such notices to the Guarantees. A Guarantee who wishes to participate in a general meeting and exercise his right to vote, shall notify the trustee at least 14 days prior to the general meeting and the trustee will send to such Guarantee a proxy instrument, according to the mechanism determined by BioCancell.

Whenever an amount with respect to withholding tax relating to Options or the underlying shares issued upon the exercise thereof is due from the Guarantee and/or BioCancell and/or an affiliated company, BioCancell and/or an affiliated company and/or the trustee shall have the right to demand from the Guarantee such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, BioCancell and/or an affiliated company shall have the right to require the Guarantee to remit an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto.